Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-208023, Form S-3 No. 333-206327, Form S-8 No. 333-212478 and Form S-8 No. 333-197932) of tronc, Inc. and in the related Prospectuses of our report dated November 20, 2017, with respect to the consolidated financial statements of Daily News, L.P. and subsidiaries, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Dallas, Texas
November 20, 2017